Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Chyron Corporation
Melville, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-01861, 333-152205 and 333-167086) of Chyron Corporation of our report dated March 7, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP
Melville, New York

March 7, 2013